Exhibit 10.9 - Legacy Option Agreement to Purchase KBMV (AM) Station License

OPTION AGREEMENT

THIS AGREEMENT is entered into this 3rd day of March, 2004, by and between Eagle Bluff Enterprises, a Missouri partnership, and Legacy Communications Corporation, a Nevada corporation.

WHEREAS, Eagle Bluff Enterprises is licensee of Station KBMV(AM), Eagle Bluff, Missouri (the "Station"); and

WHEREAS, the Station is a daytime-only station under the Commission's Rules; and

WHEREAS, the Commission's rules seem to permit a licensee to propose to move the frequency and city of license of a daytime-only station to a new area on a new frequency, despite the fact that new daytime-only proposals for such new frequency and/or location would not be accepted by the Commission; and

WHEREAS, Legacy wishes to purchase the Station's license for purposes of filing a major change application to move the KBMV(AM) license to the Salt Lake City or Las Vegas areas (the "KBMV Major Change"); and

WHEREAS, in anticipation of this Agreement, Eagle Bluff has accommodated Legacy and filed an FCC Form 175 and expression of interest proposing the KBMV Major Change; and

WHEREAS, the FCC's auction rules do not permit a change in ownership of a license while an FCC Form 175 is pending; and

WHEREAS, the Station has lost its transmitter site and currently is silent.

NOW, THEREFORE, the parties agree as follows:

1.   Option and Option Payment. In return for payment of the sum of FIVE THOUSAND DOLLARS ($5,000.00), which shall be paid upon execution of this Agreement, for a period of 3 years (the "Option Period") Legacy shall have the right to purchase the Station for a Purchase Price of TEN THOUSAND DOLLARS ($10,000.00) (the "Option"). The Option can be exercised at any time during the Option Period. At such time as Legacy wishes to exercise the Option, Legacy shall contact Eagle Bluff; and within seven calendar days thereof, both parties shall execute an FCC Form 314 for assignment of the license (the Assignment Application"). Unless a petition to deny is filed against the assignment, Closing shall occur within five business days of grant of the Assignment Application. In the event a petition to deny is filed against the Assignment Application, Closing shall occur at such time as the Commission approval of the assignment becomes a Final Order, i.e., no longer subject to administrative or judicial review. The Station shall be sold with no equipment, and shall be sold "as if, where is."

2   Reimbursement of Expenses. During the term of the license period, Legacy shall be responsible for reimbursing Eagle Bluff for the FCC Annual Regulatory Fee (currently $325.00 per year), and shall reimburse Eagle Bluff for the expenses, if any, in maintaining the license during the Option Period. In the event the Station needs to resume operations prior to effectuation of a Major Change requested on behalf of Legacy, Eagle Bluff agrees to cooperate in restoring operations, and Legacy agrees to reimburse Eagle Bluff for all reasonable costs for restoring operations. In the event such service is restored, Legacy agrees to operate the Station under the Station under a Time Brokerage Agreement, whereby Legacy shall reimburse Eagle Bluff for all reasonable costs incurred in the operation of the Station.

3.   Termination. Notwithstanding the foregoing, Legacy may terminate the Option at any time. In no event (other than default under this Agreement) shall Eagle Bluff be required to return the Option Payment. In the event Legacy terminates the Option without exercising the Option, Legacy shall no longer be responsible for any costs incurred in conjunction with the maintenance of the license or the operation of the Station, and Eagle Bluff shall be free to operate the Station or dispose of the Station's license in any manner that it wishes.

4.   Choice of Forum. The parties agree that that the only and exclusive forum for any action brought to resolve any dispute arising out of this Agreement shall be the federal or state courts having jurisdiction over Birch Tree, Missouri. No party shall oppose or assert a defense against such litigation in said courts on the grounds that the court lacks personal jurisdiction. The parties agree that this Agreement and the transaction herein contemplated shall be interpreted, construed, and enforced, but without application of the principles of conflicts or choice of laws, under and according to the laws of the State of Missouri.

5.   Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Buyer may freely assign this Agreement to any corporation under common control of Buyer's principals, and may assign any or all of the rights and benefits under this Agreement to any third parry which is qualified to be a Commission licensee.

6.   Additional Documents. The parties hereto agree to execute, acknowledge and deliver, at or after the Closing Date, such other and further instruments and documents as may be reasonably necessary to implement, consummate and effectuate the terms of this Agreement, the effective vesting in Buyer of title to the Assets, and/or the successful processing by the Commission of the application to be filed with it.

7.   Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall comprise one and the same instrument.

8.   Legal Actions. If either Seller or Buyer initiates any legal action or lawsuit against the other involving this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in such proceeding. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and executed by their proper officers thereunto duly authorized as of the day and year first above written.

                                                            EAGLE BLUFF ENTERPRISES

                                                            By:  /s/ Steven Fuchs

                                                                  Steven Fuchs

                                                                  Partner

                                                            LEGACY COMMUNICATIONS CORPORATION

                                                            By:  /s/ E. Morgan Skinner, Jr.

                                                                  E. Morgan Skinner, Jr.

                                                                  President